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                                                                       Exhibit 5
                                                    Opinion of Gadsby Hannah LLP

                                GADSBY HANNAH LLP
                               225 Franklin Street
                           Boston, Massachusetts 02110

                                                            May 8, 2001

Technical Communications Corporation
100 Domino Drive
Concord, Massachusetts 01742

     Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

     We have acted as counsel for Technical Communications Corporation, a Massachusetts corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-8 proposed to be filed with the Securities and Exchange Commission on or about May 8, 2001 (the "Registration Statement").

     The Registration Statement covers the registration of shares of common stock, $0.10 par value per share, of the Company (the "Shares"), which are issuable by the Company pursuant to its 1991 Stock Option Plan, as amended (the "Plan").

     We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters (including but not limited to a copy of an amendment to the Plan approved by the Company's stockholders on February 10, 1997 certified by the Company's Clerk), as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

     This opinion is limited solely to the Massachusetts Corporation Laws, as interpreted by courts located in Massachusetts, and the reported judicial decisions interpreting those laws.

     Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered upon the due exercise of options or awards pursuant to the Plan and against the payment of the purchase price therefor, as specified in such Plan or documents governing such awards, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                              Very truly yours,

                                              /s/ GADSBY HANNAH LLP
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